October 12, 2023

Marcela Kirberger c/o 3M Company 3M Center
St. Paul, Minnesota 55144 Dear Marcela:
Congratulations! I am pleased to present this at will employment offer for you to join 3M Company
(“3M”), initially serving as Chief Legal Affairs Officer, Health Care Business (SpinCo CSCO-designate), and reporting to the Chief Executive Officer, Health Care Business (SpinCo CEO-designate). No later than December 31, 2024 (the “Outside Date”), contemporaneous with the separation of 3M’s Health Care business (the “Spinoff”) and the commencement of its existence as an independent, publicly traded company (“SpinCo”), you will be appointed Chief Legal Affairs Officer of SpinCo. References in this letter to “Company” refer to 3M prior to completion of the Spinoff and to SpinCo on and after the completion of the Spinoff.
Start Date; Work Location. Your first day of employment with the Company is expected to be November 20, 2023 (your actual first day of employment, the “Start Date”). Initially, your primary work location will be your home in Carmel, Indiana. There will be occasions that you will be expected to be present at Company headquarters or another specified location on a limited basis (e.g., as needed for onboarding or other important meetings) or as otherwise specified by the Company. Relocation will be considered once a final decision on SpinCo headquarters location is determined.
Base Salary and Target STIC Opportunity. You will be provided an initial annual base salary of
$675,000 paid monthly and a short-term incentive compensation opportunity with a target value of
$506,250 (75% of base salary) paid annually. The actual short-term incentive compensation you receive will be determined in accordance with the terms of the Company Annual Incentive Plan or any successor thereto (the “AIP”) and may range from 0% to 200% of your weighted-average target for the performance period for a variety of reasons, including the performance of the Company or an assigned business unit against preestablished goals, your individual job performance, and your satisfaction of applicable vesting requirements. Your annual base salary and short-term incentive compensation opportunity for 2023 will be prorated based on the portion of the year worked. Your base salary and target cash compensation will be reviewed at least annually and may be adjusted by the Company.
Hiring Bonus. You will receive a hiring bonus equal to $501,000 (the “Hiring Bonus”). Enclosed is a copy of a Hiring Bonus Repayment Agreement, which requires you to repay the Hiring Bonus in full if, before the second anniversary of the Start Date, you resign from employment with the Company or the Company executes a written determination that you have engaged in an act of “Misconduct” (as defined in the 3M Company 2016 Long-Term Incentive Plan). Note that you will not be eligible for the Hiring Bonus until you have started your employment with 3M and payment of the Hiring Bonus is expressly conditioned upon your execution and return of the enclosed Hiring Bonus Repayment Agreement no later than thirty (30) days following the Start Date. You will receive the Hiring Bonus within thirty (30) days of 3M’s receipt of your executed Hiring Bonus Repayment Agreement.
Long-Term Incentives. As determined by the compensation committee of the Company’s Board of Directors (the “Compensation Committee”), you will be eligible for grants of equity compensation awards under the Company’s long-term incentive compensation plans in accordance with the

Company’s policies, as in effect from time to time, at levels commensurate with other senior executives of the Company. These grants may be in the form of performance shares, stock options, restricted stock units or other alternatives based on the Company’s common stock. The target value of the grants you receive will be determined by the Compensation Committee in its discretion taking into account a variety of factors, including changes in external market survey data and job performance.
It will be recommended to the Compensation Committee that you receive “annual” long-term incentive grants in 2024 with an aggregate target value of $1,700,000, as determined in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. Each such award will be subject to the terms and conditions of the long-term incentive plan under which it is granted and the applicable award agreements, including terms and conditions related to the expiration or forfeiture of the award upon termination of employment.
Make-whole RSU Award. No later than sixty (60) days following the Start Date and subject to your continued employment with the Company through the grant date, the Company will grant to you a restricted stock unit award (“Make-whole RSU Award”) covering a number of shares of 3M common stock, rounded up to the nearest whole share, determined by dividing $478,000 by the average closing sales price for a share of 3M common stock on the grant date. The Make-whole RSU Award will vest in equal installments on each of the first two anniversaries of the grant date, subject to your continued employment through the applicable vesting dates. Upon completion of the Spinoff, the Make-whole RSU Award will convert into a restricted stock unit award covering shares of SpinCo common stock on the same basis that 3M restricted stock units held by other SpinCo employees convert into SpinCo restricted stock units. Except as otherwise provided in this letter, the Make-whole RSU Award will be subject to the terms and conditions of the long-term incentive plan under which it is granted and the applicable award agreement, including terms and conditions related to the expiration or forfeiture of the award upon termination of employment.
Inducement Performance Share Award. It will be recommended to the Compensation Committee that you receive a special performance share award (“Inducement PSA”) covering a number of shares of SpinCo common stock, rounded up to the nearest whole share, determined by dividing $1,700,000 by the closing sales price for a share of SpinCo common stock on the grant date. The performance period, performance goals, and other terms of the Inducement PSA will be determined by the Compensation Committee, and the Inducement PSA will be subject to the terms and conditions of the long-term incentive plan under which it is granted and the applicable award agreement, including terms and conditions related to the expiration or forfeiture of the award upon termination of employment.
Severance Benefits. You will be eligible to participate in any severance plan maintained by the Company at the time of your separation and made available to similarly situated executives. In addition, if you terminate employment with the Company for “Good Reason” (as defined below) or the Company terminates your employment other than for Misconduct (as defined in the 3M Executive Severance Plan) and, in either case, you subsequently sign (and do not revoke) a general release of all claims against the Company and its current and former affiliates in a form approved by the Company (“Release”), then (i) any unvested portion of the Make-whole RSU Award automatically will remain outstanding and continue to vest as if you had not experienced a termination of employment, (ii) if your termination of employment occurs prior to completion of the Spinoff, you will be entitled to continued payment of your annual base salary and short-term incentive compensation under the AIP for twelve
(12) months following your separation date, which will be payable under and in accordance with the terms and conditions set forth in the 3M Executive Severance Plan and will be in lieu of any base salary and short-term incentive compensation payments otherwise payable thereunder, and (iii) if the basis for your termination of employment is a “Covenant Breach Good Reason” (as defined below), you also will be entitled to a lump sum cash payment in the amount of $1,700,000 payable no later than thirty (30) days following the date that the Release becomes irrevocable.
For purposes of this Offer Letter, “Good Reason” means the following occurrences without your consent: (a) a material diminution in your base salary or annual planned cash compensation, other than

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an across-the-board reduction that applies to all comparable positions, (b) a change in excess of one hundred (100) miles in the primary work location at which you are required to perform services for the Company, excluding any change contemplated by this letter, or (c) the Company’s breach of its covenant to appoint you as Chief Legal Affairs Officer of SpinCo by the Outside Date (prong (c) of this definition, the “Covenant Breach Good Reason”); provided, however, that you will not have Good Reason under this paragraph unless you provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.
Total Compensation Package. You also will participate in other compensation and benefits plans made available to similarly situated executives of the Company. Our total compensation package is one of the many benefits of joining the Company. This package goes beyond your cash compensation and long-term incentives and includes a broad range of benefits and services that can be tailored to your current life situation and adjusted periodically to fit your needs. You will receive additional information following commencement of employment and you can contact 3M Benefits Center at (844) 396-8946 with questions.
Vacation. In recognition of your experience, you will be eligible for five (5) weeks of vacation per year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.
Withholding. All compensation and benefits payable to you pursuant to the terms of this offer letter or otherwise will be subject to deduction of all Federal and state income taxes and all other taxes and amounts the Company may be required to collect or withhold.
Reservation of Rights. The Company reserves the right at any time to make changes to or terminate its compensation and benefit plans, including incentive compensation plans. These changes could impact your eligibility to receive compensation and benefits under these plans, the time and form of payment, as well as changes in the factors and formulas for measuring performance and converting that performance into payments. Any such changes could affect your ability to earn compensation (including incentive compensation) after the change(s) take effect. The Company also reserves the right to make changes in the allocation of your planned total cash compensation between base salary and short-term incentive compensation. This reservation of rights does not impact your eligibility for the hiring bonus, make-whole RSU award, or inducement performance share award described herein.
Direct Deposit. 3M is a direct deposit employer. Payments to employees are made via direct deposit. You will be expected to provide personal bank account information to 3M on the effective date of employment. 3M will respect and comply with your rights in accordance with Federal and state regulations.
Previous Agreement(s) with other employers. By accepting this offer, you are representing to 3M that you have checked, and you are subject to no binding contractual or other legal restrictions that would prevent you from performing the duties of the position offered to you. In addition to the other contingencies set forth in this offer, this offer is contingent upon 3M’s verification that you are not subject to any restrictions that would prevent you from performing (or make it unacceptably difficult for you to perform) the duties of the position being offered to you in 3M’s judgment. As part of this verification process, you agree to cooperate with 3M by providing it with all contracts and other information available to you regarding restrictions arising from your past employment or other work associations that remain in effect and may place legal restrictions on you. If there are contracts or other restrictions that you cannot share with 3M due to confidentiality obligations or for some other reason, you agree to cooperate with 3M in identifying an alternative means (through legal counsel representing you or otherwise) for 3M to conduct the forgoing verification process to 3M’s satisfaction. Your actual

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start date will not be established until this verification review has been completed. The failure to provide full, accurate and complete information and cooperation in this verification review process may result in the withdrawal of this offer and/or termination of your employment with 3M if you are already employed when the failure is discovered.
Employee Agreement. Prior to the Start Date, you will be asked to sign a 3M Employee Agreement, as a condition of your employment. A blank copy of this agreement is attached for your review. The non-compete provision in Section III.H.2 of the 3M Employee Agreement would not apply to your role as a lawyer, but it would apply where legally permissible if you were to take on a non-lawyer role with the Company in the future. The original, signed agreement will be retained by 3M. Employment with the Company is “at will,” which means that either you or the Company may end the employment relationship at any time, for any reason or no reason, and with or without notice. Nothing in this offer of employment is intended to or does create an employment relationship that is not “at will.”
Stock Ownership Guidelines. You will be expected to maintain compliance with the Company’s stock ownership guidelines for executives, as in effect from time to time. While it is not anticipated that you will have an obligation to accumulate ownership of shares of 3M common stock prior to the Spinoff, it is expected that you will be subject to any stock ownership guidelines adopted by SpinCo. If SpinCo were to adopt stock ownership guidelines on terms similar to 3M’s existing stock ownership guidelines, you would have five (5) years to accumulate ownership of shares of SpinCo common stock having an aggregate market value equal to three (3) times your annual base salary in order to comply. A copy of 3M’s current stock ownership guidelines is enclosed for your review. Additional information regarding SpinCo’s stock ownership guidelines will be provided at a later date.
Recoupment Policy. As a senior leader of the Company, certain compensation paid or provided to you will be subject to the terms of the Company’s Recoupment Policy, as in effect from time to time. A copy of the policy as currently in effect is enclosed for your review.
Additional Contingencies. Please note that in addition to the other contingencies outlined elsewhere in this offer, this offer also is contingent upon the satisfactory completion of the pre-employment background screening process. Because this offer is contingent upon all contingencies set forth in this offer, you should not resign your current employment until 3M contacts you and confirms that all applicable contingencies have been cleared. Nothing is final until that time, and 3M will not confirm your actual start date until it receives confirmation that all pre-employment contingencies have been satisfactorily met and confirms the same with you. Please carefully review the following information pertaining to the pre-employment background investigation authorization process at 3M.
Pre-Employment Background Investigation Authorization. 3M will conduct a pre-employment background investigation on all individuals who have been given contingent offers of employment, as permitted by applicable law. If applicable law allows for pre-employment background screening, within one (1) business day of your acceptance of this offer, you will receive an email from HireRight at the email address you provided in the employment application process. The email you receive will contain a link to HireRight’s secure web application, where you will be provided additional information to assist you in completing online submission and consent forms. When you complete your online background screening submission, you will be required to electronically acknowledge receipt of 3M’s Background Screening Disclosure & Authorization form and give your consent. This background screening submission step needs to be completed immediately upon receiving the email request. Enclosed is a copy of our Background Screening Disclosure & Authorization form. This background screening submission step needs to be completed immediately upon receiving the email request. To conduct your pre-employment background screening, we must have access to your Social Security Trace, which is conducted through a credit reporting agency, Experian. If you have an existing credit freeze with Experian, HireRight will not be able to complete this portion of your background screen which will further delay the pre-employment contingency process. At the time of initiating your pre-employment background screening with HireRight, we will ask that you unfreeze your credit to complete this component. Certain terms, conditions, and fees may apply.

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Employment Eligibility Verification Form (Department of Justice I-9 Form). Federal law requires companies to verify that new employees are United States citizens or foreign nationals who are authorized to work in the United States. 3M must comply with this law. On the first day of your employment, the law requires you to do the following:
1.Complete section one of an Employment Eligibility Verification Form (Department of Justice Form I-9); and
2.Provide acceptable documents, which identify and certify that you are a citizen of the United States or a foreign national who is authorized to work in the United States. A 3M representative will examine and copy these documents.
Please review the acceptable list of I-9 documents and bring the necessary items to orientation on your first day of work or, if you are working remotely, follow the separate instructions that you will receive as part of your new employee paperwork. If you do not provide proper identification within three business days of your start date, we will be required by law to terminate your employment with 3M.
3M Company participates in E-Verify. E-Verify is an internet-based system operated by the Department of Homeland Security (DHS) in partnership with the Social Security Administration (SSA) that allows participating employers to electronically verify the employment eligibility of their newly hired employees. As a participant in E-Verify, 3M will provide the SSA and, if necessary, the DHS, with information from each new employee’s Form I-9 to confirm work authorization.
Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law and under the charter and by-laws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from your good faith performance of your duties and obligations with the Company; provided, however, that the Company will not be required to provide indemnification, reimbursement or advancement of expenses for any amounts subject to recovery under any recoupment policy of the Company or any expenses that are incurred in opposing any efforts the Company makes to recover amounts pursuant to any such policy.
Successors. This letter agreement is personal to you and without the prior written consent of the Company will not be assignable by you other than by will or the laws of descent and distribution. This letter will inure to the benefit of and be enforceable by your legal representatives. This letter will inure to the benefit of and be binding upon the Company and its successors and assigns. For the avoidance of doubt, 3M may unilaterally assign this letter to SpinCo.
Section 409A. The payments and benefits provided under this letter are intended to comply with, or be exempt from, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the provisions of this letter will be interpreted and applied consistently with such intent. All reimbursements under this letter that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code will be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this letter will be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter.
Notwithstanding any other provision of this letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the termination date), to the extent required by Section 409A, any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter during the six (6)-month period immediately

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following your separation from service (as determined in accordance with Section 409A) on account of your separation from service will be accumulated and paid to you on the first business day of the seventh (7th) month following your separation from service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A will be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of your death. All payments to be made upon a termination of employment under this letter may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A.
Entire Agreement; Amendments. This letter represents the complete understanding between you and the Company regarding the subject matter hereof. No amendment to this letter will be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this letter will continue in full force and effect.
I trust this information will answer some of your questions, as well as convey our enthusiasm to bring you on board at 3M. Lisa Elvidge, Global Executive Recruiting is available at (651) 271-6019 or lmelvidge1@mmm.com to answer any outstanding questions you may have on the content of this offer.
Our culture fosters innovation to meet the needs of our customers, employees, investors, and community. We look forward to sharing a successful future with you, and we hope you will accept our offer of employment.
Sincerely,

Zoe Dickson
Executive Vice President and Chief Human Resources Officer

Enclosures

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